Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-187399 and 333-187400 on Form F-3 of our report dated March 27, 2015, March 23, 2016, as to effects of the retrospective adjustments for the accounting change discussed in Note 4 on Form 20-F for the year ended December 31, 2016, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment discussed in Note 4) relating to the consolidated financial statements of Nordic American Tankers Limited for the year ended December 31, 2014, appearing in the Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2016.

/s/ Deloitte AS

Oslo, Norway
May 1, 2017